CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of NAA Allocation Fund, NAA Large Cap Value Fund, NAA Large Core Fund, NAA Mid Growth Fund, NAA Opportunity Fund, NAA Risk Managed Real Estate Fund, NAA SMid Cap Value Fund, and NAA World Equity Income Fund, each a series of New Age Alpha Funds Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 27, 2026